Exhibit 10.31

AMENDED AND RESTATED

MBIA INC. DEFERRED COMPENSATION AND EXCESS BENEFIT PLAN

(Formerly the MBIA Inc. 2005 Deferred Compensation and Excess Benefit Plan and the MBIA

Inc. Pre-2005 Deferred Compensation and Excess Benefit Plan)

WHEREAS, MBIA Inc. maintains the MBIA Inc. 2005 Deferred Compensation and Excess Benefit Plan (the “2005 Plan”) and the MBIA Inc. Deferred Compensation and Excess Benefit Plan (the “Pre-2005 Plan”; hereinafter the 2005 Plan and the Pre-2005 Plan are collectively referred to as the MBIA Inc. Deferred Compensation and Excess Benefit Plan (the “Plan”));

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), among other things, imposes certain limitations and restrictions on the times at which certain types of deferred compensation, including benefits under the Plan, may be payable and the forms of payment of such deferred compensation;

WHEREAS, all documents that provide for the payment of deferred compensation subject to Section 409A must be brought into written compliance with the requirements of Section 409A on or before December 31, 2008, or the employee to whom such compensation is payable will be subjected to certain adverse tax consequences, including, but not limited to, having to pay an additional Federal income tax of 20% on such deferred compensation;

WHEREAS, the 2005 Plan has previously been adopted to provide that amounts deferred on or after January 1, 2005 be so deferred in compliance with Section 409A under a plan that is in written compliance with 409A;

WHEREAS, the Company has previously amended the Pre-2005 Plan to provide that all amounts deferred under the Pre-2005 Plan shall be subject to the terms and provisions of the 2005 Plan and that the operative terms and provisions of the Pre-2005 Plan shall be deemed amended to contain the terms and provisions, mutatis mutandis, contained in the 2005 Plan, as the 2005 Plan may be amended from time to time;

WHEREAS, the Board has authorized any of the Company’s Chief Financial Officer, Chief Administrative Officer and General Counsel (the “Authorized Officers”), in the name and on behalf of the Company to execute and deliver such agreements, certificates and other instruments and documents (including, but not limited restating and/or merging the 2005 Plan document and the Pre-2005 Plan document), in such form and with such terms and provisions as any such officer may approve, his, her or their execution and delivery thereof to be conclusive evidence of such approval, and to take such other actions as any of them may deem necessary or appropriate, in each case, to carry out the transactions contemplated by, and the intent and purposes of, the Board’s resolutions; and

WHEREAS, the Authorized Officers desire to restate the Plan to incorporate the Board’s resolutions;

NOW THEREFORE, the Company hereby amends and restates the Plan as follows:

1. Purpose.

The purpose of the Plan is to permit selected employees of MBIA Inc. to defer compensation and to permit all affected employees to receive benefits, subject to the terms and conditions hereof, which could not otherwise be provided in accordance with the terms of the Money Purchase Plan and the 401(k) Plan by reason of the benefit limitation and nondiscrimination provisions of the Code.

2. Definitions.

(a) “Account” means the account maintained by the Company for the benefit of any one Participant as described in Section 4 below. A Participant’s Account shall include, as may be applicable, any elective deferrals, Discretionary Contributions, Excess Allocations, and Company Matching Contributions credited on behalf of such Participant.

(b) “Beneficiary” means any person or persons, estate or trust designated in accordance with Section 7 below, to receive the amount payable under this Plan upon the death of a Participant.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” shall have the meaning set forth in Section 4(h).

(e) “Code” means the Internal Revenue Code of 1986, as amended, or any subsequent income tax law of the United States. References to Code sections shall be deemed to include all subsequent amendments of those sections or the corresponding provisions of any subsequent income tax law.

(f) “Committee” means the Compensation and Organization Committee of the Board, as such committee may be constituted from time to time.

(g) “Company” means MBIA Inc., its successors and assigns and any Subsidiary.

(h) “Compensation” means the aggregate salary and annual bonus paid to a Participant in any Plan Year (including amounts that would have been paid to him but for his election to defer part or all of such amounts under this or any other plan of deferred compensation of the Company) for services rendered as an employee; provided, however, that amounts earned by an employee before becoming a Participant shall be excluded.

(i) “Corporate Event” shall have the meaning set forth in Section 4(h)(iii).

(j) “Deferral Election” means the election described in Section 3(a) below.

(k) “Disability” means any medically determined physical or mental impairment which is expected to last for a continuous period of not less than 12 months, and which results in the Participant (i) being absent from work for a continuous period of not less than 12 months and (ii) receiving income replacement benefits for a period of not less then 3 months under an accident and health plan maintained for the Company’s employees.

(l) “Discretionary Contribution” means amounts credited by the Company to a Participant’s Account pursuant to Section 3(e) below.

(m) “Effective Date” means January 1, 2005.

(n) “Eligible Employee” means any employee of the Company selected by the Committee to participate in the Plan, based on the office or position held by the employee, the employee’s degree of responsibility for and opportunity to contribute to the growth and success of the Company, the employee’s term of service and such other factors as the Committee may deem proper and relevant, and who is eligible to make “Elective Contributions” under the 401(k) Plan. Notwithstanding the foregoing, with respect to Excess Allocations, the term “Eligible Employee” shall include each employee whose benefits under the Money Purchase Plan or the 401(k) plan are limited by reason of the application of Section 415 of the Code.

(o) “Excess Allocation” shall mean an allocation to a Participant’s Account pursuant to Section 3(d) in lieu of a contribution under the Money Purchase Plan.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “401(k) Plan” means the MBIA Inc. Employees 401(k) Plan, as it may be amended from time to time, and any successor plan thereto or similar plan or plans established by the Company.

(r) “Incumbent Directors” shall have the meaning set forth in Section 4(h)(ii).

(s) “Matching Contributions” means amounts credited by the Company to a Participant’s Account pursuant to Section 3(b) below.

(t) “Maximum Elective Contributions” shall have the meaning set forth in Section 3(a)(ii) below.

(u) “Money Purchase Plan” means the MBIA Inc. Employees Pension Plan, as it may be amended from time to time, and any successor plan thereto or similar plan or plans established by the Company.

(v) “Non-Qualified Deferral Percentage” shall have the meaning set forth in Section 3(a)(ii), below.

(w) “Participant” means any Eligible Employee from and after the date his Elective Deferrals become effective or with respect to whom an Account is being maintained. Notwithstanding the foregoing, the term Participant shall also include any employee who is an Eligible Employee only with respect to Excess Allocations.

(x) “Phantom Fund” means a mutual fund or other investment vehicle which shall be used to determine the hypothetical investment experience of all or a portion of a Participant’s Account under the Plan.

(y) “Plan Year” means the calendar year.

(z) “Subsidiary” means a corporation, the majority of the voting stock of which is owned directly or indirectly by the Company.

(aa) “Valuation Date” means the last day of any calendar quarter.

(bb) “Year of Service” means a Plan Year in which a Participant works at least 1,000 hours.

3. Participation.

(a) Deferred Compensation.

(i) An Eligible Employee may make an irrevocable election with respect to any Plan Year to have a portion of his Compensation for such year deferred under this Plan (a “Deferral Election”). Any such election shall be:

(A) made no later than the end of the Plan Year preceding the Plan Year during which the services giving rise to the compensation are performed, to be effective with the first pay period in such subsequent Plan Year, except as provided in Section 3(a)(iii)or 3(a)(iv) below; and

(B) subject to such other terms and conditions as are determined by the Committee.

(ii) An Eligible Employee making a Deferral Election shall indicate the aggregate percentage of his salary and bonus to be withheld and deferred under both the 401(k) Plan and this Plan. The portion of any such deferrals to be contributed under the 401(k) Plan shall be determined pursuant to Section 4.2 of the 401(k) Plan and the remaining portion (the “Non-Qualified Deferral Percentage”) shall be deferred under this Plan, by holding back such Non-Qualified Deferral Percentage from each payment of the Participant’s salary and bonus during the applicable Plan Year. With respect to any Plan Year, in no event shall the actual amount deferred under this Plan pursuant to a Participant’s Deferral Election exceed the difference between (A) the aggregate amount elected for deferral under this Section 3(a)(ii) and (B) the maximum amount of elective deferrals permitted to be made by such Participant (including any catch-up contributions) under the 401(k) Plan pursuant to Section 402(g) of the Code (the “Maximum Elective Contributions”).

(iii) Notwithstanding anything in Section 3(a)(i) above, subject to such additional rules as the Committee shall establish from time to time, an Eligible Employee who, pursuant to the requirements of Section 409A of the Code is eligible to make a Deferral Election with respect to compensation that constitutes “performance-based compensation” within the meaning of Section 409A of the Code may make a Deferral Election in respect of such performance-based compensation not later than six months before the end of the performance period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Deferral Election is made and provided further that, in no event may an election to defer performance-based compensation be made after such compensation has become “readily ascertainable” within the meaning of the regulations promulgated under Section 409A of the Code.

(iv) An employee who does not participate and is not otherwise eligible to participate in an “Account Balance Plan” of the Company within the meaning of Section 409A of the Code who first becomes an Eligible Employee during a Plan Year may make an initial Deferral Election within 30 days of first becoming eligible to participate in the Plan. Such election shall be effective only with respect to compensation in respect of services performed after the date on which the Eligible Employee makes the election and, with respect to deferrals of performance-based compensation made after the performance period has begun, shall apply only to the portion of the compensation that is attributable on a pro rata basis to the portion of the performance period that follows such election.

(v) A Deferral Election shall be effective for the Plan Year to which it relates and for each future Plan Year until revoked or changed for future Plan Years; provided that no Deferral Election may be revoked or changed after the Plan Year to which it relates has commenced.

(b) Matching Contributions. The Company shall make a Matching Contribution on behalf of any Participant making a Deferral Election in the amount of one dollar for each dollar deferred pursuant to his Deferral Election, provided that for any payroll period the total of the Company’s Matching Contributions under this Section 3(b) shall not exceed (i) five percent of the Participant’s Compensation for such payroll period minus (ii) the amount that would be contributed on the Participant’s behalf under the 401(k) Plan had the Participant elected to contribute the Maximum Elective Contributions ratably from each payroll period over the Plan Year. Matching Contributions shall be credited to each Participant’s Account as of the end of the payroll period with respect to which the corresponding amount is withheld pursuant to the Participant’s Deferral Election.

(c) Limitation on Deferrals. For any Plan Year, the amount a Participant defers under the Plan pursuant to a Deferral Election shall not exceed the difference of (A) thirty percent of such Participant’s Compensation for such Plan Year minus (B) the Maximum Elective Contributions.

(d) Excess Allocation. Each employee who is eligible to participate in the Money Purchase Plan and who is credited with contributions under such Money Purchase Plan for a given Plan Year which are less than the amount which would have been contributed but for any limitation imposed under the Code, including, but not limited to, the provisions of Sections 401(a)(4), 401(a)(17) and 415, shall have an Excess Allocation credited to his Account at such time as, and in an amount equal to that amount of, the prohibited contribution which would have been made under the Money Purchase Plan but for such limitations.

(e) Discretionary Contributions. Notwithstanding anything in this Plan to the contrary, the Company may make one or more additional contributions on behalf of any Participant in such amounts as may be determined by the Committee. Unless the Committee shall determine that the Participant does not otherwise have a legally binding right to such contributions (within the meaning of Section 409A of the Code) at the time the commitment is made in respect of such contributions, the Participant’s right to be credited with any such contributions shall be established in a calendar year prior to the calendar year in which services relevant to such contributions are to be performed.

4. Participant Accounts and Allocations.

(a) Accounts. The Company shall establish and maintain an Account for each Participant and shall make additions to and subtractions from such Account as provided in this Section 4. At the times provided in Sections 3(a)(ii), 3(b), 3(d) and 3(e) above, each Participant’s Account shall be credited with:

(i) any amount withheld and deferred under this Plan pursuant to his Deferral Election,

(ii) any Matching Contributions made by the Company,

(iii) any Excess Allocation creditable for a Plan Year, and

(iv) any Discretionary Contributions made by the Company.

(b) Additions to Account. Compensation allocated to a Participant’s Account pursuant to this Section 4 shall be credited to such Account as of the date such compensation would otherwise have been paid to the Participant.

(c) Designation of Phantom Investment Funds. The Committee shall select one or more Phantom Funds which shall be used to determine the hypothetical investment experience of Participants’ Accounts under the Plan; provided, however, that unless the Committee otherwise determines, the hypothetical investment experience for any calendar quarter shall be based upon the average of the long-term component of the Lehman Brothers Government/Corporate Bond Index for the preceding three (3) months.

(d) Investment Election. In the event the Company establishes multiple Phantom Funds, each Participant (or, during the period in which installment payments are being made under Section 6, each Beneficiary) shall from time to time designate on a form approved by the Committee the Phantom Fund or Funds that shall determine the investment experience with respect to such Participant’s Account; provided, however, that the Committee may require that the Participant’s Account be credited or debited as though such Account were invested in the same Phantom Funds, and in the same percentages, as such Participant’s account balance is invested from time to time under the 401(k) Plan. The Committee may, in its discretion, (i) establish minimum amounts (in terms of dollar amounts or a percentage of a Participant’s Account), which may be allocated to any Phantom Fund, (ii) preclude any Participant who is an executive officer of the Company from designating any Phantom Fund which invests primarily in securities issued by the Company, (iii) establish rules regarding the time at which any such election (or any change in such election permitted under Section 4(e)) shall become effective, and (iv) permit different designations with respect to a Participant’s existing Account balance and amounts to be credited to such Account under Section 4(b) after the date the election form is filed with the Company. If a Participant (or Beneficiary, if applicable) fails to make a valid election with respect to any portion of his Account (or if any such election ceases to be effective for any reason), such Participant (or Beneficiary) shall be deemed to have elected to have his entire Account deemed invested in the Phantom Fund which the Committee determines generally to have the least risk of loss of principal.

(e) Change in Designation of Phantom Fund. Effective as of the first business day of the calendar quarter commencing more than 10 business days after the proper form is filed with the Company (or such other time as the Committee shall require or permit), a Participant (or, during the period in which installments are being made under Section 6, a Beneficiary) may change the Phantom Funds designated with respect to all or any portion of such Participant’s Account. Any such change shall comply with all rules applicable with respect to any initial designation of such Phantom Funds.

(f) Crediting of Phantom Investment Experience. As of the end each day (or such other time as the Committee shall establish from time to time), each Participant’s Account shall be credited or debited, as the case may be, with an amount equal to the net investment gain or loss which such Participant would have realized had he actually invested in each Phantom Fund an amount equal to the portion of his Account designated as deemed invested in such Phantom Fund during that calendar quarter (or such other period as may have been established by the Committee). In the event the balance of a Participant’s Account is to be distributed in installments pursuant to Section 5(a), or, subsequent to a Participant’s death, pursuant to Section 6, the balance of such Account shall continue to be credited (or charged) with the hypothetical investment experience provided for in this Section 4(f) until the entire amount subject to installment distribution has been paid.

(g) No Actual Investment. Notwithstanding anything else in this Section 4 to the contrary, no amount standing to the credit of any Participant’s Account shall be set aside or invested in any actual fund on behalf of such Participant; provided, however, that, nothing in this Section 4(g) shall be deemed to preclude the Company from making investments for its own account in any Phantom Funds (whether directly or through a grantor trust) to assist it in meeting its obligations to the Participants (or Beneficiaries) hereunder.

(h) Vesting of Accounts. A Participant’s right to amounts withheld and deferred under this Plan pursuant to his Deferral Election, together with any earnings thereon, shall at all times be fully vested. A Participant’s right to Matching Contributions and any Excess Allocation made on his behalf under Sections 3(b) and 3(d) above, and unless otherwise determined by the Committee, Discretionary Contributions under Section 3(e), together with any earnings thereon, shall become vested in accordance with the following schedule:

Participant’s Years of Service	Vested Percentage
1	0%
2	20%
3	60%
4	80%
5	100%

Upon a Participant’s termination of employment for any reason, that portion of his Account which has not become vested pursuant to the above schedule shall be forfeited. Amounts thus forfeited shall not be reallocated to other Participants.

Notwithstanding the vesting schedule above, or any other provision of this Section 4(h), a Participant shall be 100% vested with respect to Matching Contributions and any Excess Allocation made on his behalf under Sections 3(b) and 3(d) above, and unless otherwise determined by the Committee, Discretionary Contributions under Section 3(e), together with any earnings thereon, upon a “Change of Control” (as defined below). A “Change of Control” shall mean the happening of any of the following:

(i) The acquisition by any person (within the meaning of Section 3(a)(9) the Exchange Act, including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding any of the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary, of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s securities; or

(ii) Within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause (ii); or

(iii) Upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which has been approved by the shareholders of the Company (a “Corporate Event”), and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event.

(i) Statements of Accounts. A Participant may request a written statement of the value of his Account as of the last day of any Plan Year. Upon receipt of such request, the Company shall furnish said statement as soon as practicable after the later of:

(i) the date on which a request is received, or

(ii) the last day of the Plan Year to which the request relates.

5. Distribution of Accounts.

(a) Method and Time of Distributions.

(i) Upon a separation from service (within the meaning of Section 409A of the Code) of a Participant from the Company for any reason, the Committee shall determine the value of the Participant’s Account as of the Valuation Date coincident with or next succeeding the date of the Participant’s separation from service based on such Participant’s account balance under the Plan (as determined in accordance with the terms of the Plan), and shall cause the vested portion of such Participant’s Account to be distributed in one lump sum during the 90 day period commencing immediately following such Valuation Date.

(ii) Upon the death or Disability of a Participant, the Committee shall determine the value of the Participant’s Account as of the Valuation Date coincident with or next succeeding the date of the Participant’s death or Disability based on such Participant’s account balance under the Plan (as determined in accordance with the terms of the Plan), and shall cause the vested portion of such Participant’s Account to be distributed in one lump sum during the 90 day period commencing immediately following such Valuation Date.

(iii) Notwithstanding the foregoing, other than with respect to Discretionary Contributions, a Participant may elect to receive a distribution from his or her Account in a number of annual installments (such number not to exceed 10) as the Participant shall designate, if such election is made at the time of the initial Deferral Election or in an amended Deferral Election pursuant to Section 5(b) below, and subject to such other conditions as the Committee may impose. Unless a Participant otherwise elects an alternative commencement date pursuant to rules as established by the Committee, in the case of any distribution being made in annual installments, the first installment payable hereunder shall be paid no later than the end of the first calendar month of the Plan Year immediately following the Participant’s death, Disability or separation from service and each subsequent installment shall be paid no later than the end of the first calendar month of each succeeding Plan Year until the entire amount subject to such installment election shall have been paid. Any installment payments hereunder shall be calculated in a uniform and non-discriminatory manner as may be determined by the Committee from time to time in a manner consistent with Section 409A of the Code.

(iv) Notwithstanding Section 5(a)(i) above, a Participant who is a “specified employee” under Section 409A of the Code may not receive distributions in connection with a separation from service earlier than 6 months after the date of such separation and any distribution that would have been made to such employee within such 6 month period shall instead be made on the first business day following such 6 month period.

(v) In lieu of distributions upon a separation from service, death or disability, as set forth in clauses (i), (ii) and (iii) of this Section 5(a), a Participant may, subject to such other conditions and limitations as the Committee or its delegate may impose, elect (i) to receive a distribution from his or her Account in one lump-sum payment, or in such number of annual installments (not to exceed ten) as the Participant may designate and (ii) the year in with such lump sum shall be paid or such annual installment payments shall commence (with each subsequent annual installment made during each succeeding year). Such election may also specify that payment shall be made (or commence to be made) as of the earlier or the later of such pre-determined year and the date on which the

Participant experiences a separation from service, death, and/or Disability. Any such election shall be made at the time of the initial Deferral Election or in an amended Deferral Election pursuant to Section 5(b) below). Any installment payments hereunder shall be calculated in a uniform and non-discriminatory manner as may be determined by the Committee or its delegate from time to time in a manner consistent with Section 409A of the Code.

(vi) The right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments within the meaning of Section 409A.

(b) Amendment of Distribution Election.

(i) A Participant may, at any time and from time to time during active employment, elect to change the method in which distributions from his or her Account shall be made from that determined under Section 5(a) to any other method of distribution that would have been permitted under Section 5(a); provided, however, that (A) no such amended Deferral Election shall be effective unless it is filed not later than one year prior to the date the first payment otherwise would have been paid and (B) installment payments and any lump sum payment made pursuant to the amended Deferral Elections shall not begin until at least 5 years after the first payment otherwise would have been paid. Such election shall take effect one year after the amended Deferral Election is made and shall be subject to such other conditions as the Committee may impose. Any election made pursuant to this Section 5(b) that does not meet the conditions specified herein (or any other conditions imposed by the Committee) shall be void and without effect and any distribution to the Participant shall be made at the time and in the form determined under Section 5(a). For purposes of this Section 5(b)(i), a Participant may change the method in which Discretionary Contributions are distributed to any method permitted for Deferral Elections.

(ii) In Plan Year 2006, a Participant may elect to change the method in which distributions from his or her Account shall be made from that determined under Section 5(a) to any other method of distribution that would have been permitted under Section 5(a) without regard to Section 5(b)(i)(A) or Section 5(b)(i)(B), above, provided that no such amendment shall (A) change a Deferral Election with respect to distributions that the Participant otherwise would receive in Plan Year 2006 or (B) cause a distribution to occur in 2006.

(iii) In Plan Year 2007, a Participant may elect to change the method in which distributions from his or her Account shall be made from that determined under Section 5(a) to any other method of distribution that would have been permitted under Section 5(a) without regard to Section 5(b)(i)(A) or Section 5(b)(i)(B), above, provided that no such amendment shall (A) change a Deferral Election with respect to distributions that the Participant otherwise would receive in Plan Year 2007 or (B) cause a distribution to occur in 2007.

(iv) In Plan Year 2008, a Participant may elect to change the method in which distributions from his or her Account shall be made from that determined under Section 5(a) to any other method of distribution that would have been permitted under Section 5(a) without regard to Section 5(b)(i)(A) or Section 5(b)(i)(B), above, provided that no such amendment shall (A) change a Deferral Election with respect to distributions that the Participant otherwise would receive in Plan Year 2008 or (B) cause a distribution to occur in 2008.

(c) Crediting of Investment Experience on Installment Payments. Where a Participant receives the balance of his Account in annual installments, the amount of each installment shall reflect the investment experience as provided for in Section 4(b).

(d) Distributions for Unforeseeable Emergencies. During a Participant’s employment with the Company or during the period in which installment payments are being made to a Participant under Section 5(a) (or, subsequent to a Participant’s death, to a Beneficiary under Section 6), a Participant (or, if applicable, a Beneficiary) may request that all or a portion of the vested amount credited to the Participant’s Account be distributed to him. Such a distribution shall be permitted only on account of an “unforeseeable emergency” as defined in Section 409A(a)(2)(B)(ii) of the Code. The amount distributed shall not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of the assets would not itself cause severe financial hardship), or any other limits set by Section 409A of the Code. Payment with respect to an unforeseeable emergency shall be made 10 days following the date on which the request for distribution is received by the Company. The Participant (or Beneficiary) shall provide the Committee with financial data to support his request for distribution and shall certify as to the financial need and the availability of funds from other resources. Any action on a Participant’s (or Beneficiary’s) request will be within the exclusive discretion of the Committee. Such decision shall be final and binding on all interested parties. If a distribution for an unforeseeable emergency occurs other than on a Valuation Date, the amount distributed shall reduce the Participant’s Account as of the immediately preceding Valuation Date.

(e) Termination of Accounts. Upon a complete distribution of a Participant’s Account, such Account shall be terminated.

(f) Acceleration of Payment. Notwithstanding anything in the Plan to the contrary, neither the Participant nor the Company may change the Participant’s

Distribution Election so as to accelerate the date of distribution, other than as described in Section 5(b)(ii), Section 5(g) or Section 6 or otherwise permit a deferral or distribution in violation of Section 409A of the Code.

(g) Change of Control. Notwithstanding the foregoing, upon a Change of Control (as defined in Section 4(h)) that also constitutes a “change in control” within the meaning of Section 409A of the Code, a Participant’s Account shall immediately be distributed to a Participant in a lump sum distribution within 15 days following the occurrence of such Change of Control.

6. Distribution on Death. If a Participant shall die before payment of all amounts credited to such Participant’s Account has been completed, the total unpaid balance then credited to such Participant’s Account shall be paid to the Participant’s designated Beneficiary or Beneficiaries or to the legal representative of the Participant’s estate as provided in Section 7 in a single lump-sum payment during the 90 day period commencing with the date of the Participant’s death. Notwithstanding the foregoing, at the time he or she becomes a Participant or at the time and subject to the conditions specified in Section 5(b), a Participant may elect that upon such Participant’s death the unpaid balance credited to such Participant’s Account shall be distributed in such number of annual installments (not to exceed 10) as the Participant may designate.

7. Designation of Beneficiary.

Unless a Participant shall designate a different beneficiary in accordance with this Section 7, in the event of the death of the Participant, the Beneficiary designated by the Participant to receive such Participant’s benefits under the MBIA Inc. Employees’ Pension Plan shall receive the amount which the Participant would have been entitled to receive pursuant to Section 5 above. A Participant may at any time designate a Beneficiary solely for the purposes of this Plan (subject to such limitations as to the classes and number of Beneficiaries and contingent Beneficiaries and such other limitations as the Committee may from time to time prescribe) or revoke or change any designation of Beneficiary. No such designation shall be valid unless in writing and signed by the Participant, dated and filed with the Company. Any such designation shall be controlling over any testamentary or other disposition. In the case of a failure of a designation or the death of a Beneficiary without a designated successor, distribution shall be made to the legal representative of the Participant, in which case, the Company, the Committee and any members thereof shall not be under any further liability to any other person.

8. Administration of this Plan.

(a) Authority of Committee. Except as otherwise expressly provided herein, full power and authority to construe, interpret and administer this Plan shall be vested in the Committee. All expenses of administering this Plan shall be paid by the

Company. The Committee shall adopt such rules, regulations, policies and practices as it considers desirable for the conduct of its business and the administration of this Plan, provided they do not conflict with this Plan. The Committee may at any time terminate, amend, modify or suspend such rules, regulations, policies and practices as it, in its sole discretion, may determine in connection with the administration of or the performance of its responsibilities under this Plan. The Committee may delegate responsibility with respect to the administration and operation of the Plan to such employees or group of employees of the Company as it shall determine. The Committee or its delegates may hire such agents and consultants, including legal counsel, as it or they shall determine to be necessary or appropriate to fulfill its or their duties hereunder.

(b) Determination of Committee. Each determination made pursuant to the provisions of this Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons.

(c) Notices and Elections. All notices given and elections made under this Plan shall be deemed given or made when received by the Committee.

(d) Operation of the Plan; Good Faith Compliance with Section 409A. From the Effective Date and until December 31, 2008, this Plan has been and will be administered by the Committee in accordance as has been and will be necessary to assure good faith compliance with Section 409A of the Code during such period.

9. Rights of Participants to Accounts.

Anything to the contrary notwithstanding, nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Amounts deemed invested under this Plan shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall, by virtue of the provisions of this Plan, have any interest in such funds. To the extent that any person acquires the right to receive payments from the Company under this plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

10. Amendment of this Plan.

The Committee shall have the right to amend or modify this Plan at any time and from time to time; provided, however, that no such amendment or modification shall affect any right or obligation with respect to any deferral or allocation previously made.

11. Code Section 409A.

Notwithstanding anything else in the Plan, all deferrals hereunder are intended to comply with Section 409A of the Code.

12. No Right to Continued Employment.

Neither the establishment of this Plan nor any payment hereunder nor any action of the Company or of the Committee shall be held or construed to confer upon a Participant any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate a Participant’s employment at any time.

13. Withholding.

The Company shall provide for the withholding of any taxes required to be withheld by federal, state or local law in respect of any payment or distribution made pursuant to this Plan.

14. Inalienability of Accounts.

Except as otherwise required or permitted by law, a Participant’s Account shall not be assignable or otherwise transferable, or subject to surrender, anticipation, the debts of any person, or legal process.

15. Governing Law.

This Plan shall be governed by the laws of the State of New York without regard to the principles of conflict of laws.